As filed with the Securities and Exchange Commission on December 9, 2008
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RHI ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4614616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1325 Avenue of the Americas, 21st Floor
New York, NY 10019
(212) 977-9001

(Address, including zip code, of principal executive offices)

RHI ENTERTAINMENT, INC.
2008 INCENTIVE AWARD PLAN

(Full title of the plan)

Henry S. Hoberman
Executive Vice President & General Counsel
RHI Entertainment, Inc.
1325 Avenue of the Americas, 21st Floor
New York, New York 10019
(212) 977-9001

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to be	offering price per share	Proposed maximum	Amount of
to be registered	registered(1)	(2)	aggregate offering price	registration fee
Common Stock, par value $0.01 per share	2,240,000	$3.54; $4.81	$10,102,374.42	$397.02

(1)	The RHI Entertainment, Inc. 2008 Incentive Award Plan authorizes the issuance of up to a maximum of 2,240,000 shares of common stock of RHI Entertainment, Inc.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon (a) the exercise price per share ($3.54) of outstanding options to purchase 529,154 shares of Common Stock and (b) for the remaining 1,710,846 shares of Common Stock, the average of the high and low prices per share of Common Stock as reported on the NASDAQ Global Market on December 4, 2008 ($4.81).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registration Information and Employee Plan Annual Information.
     The Company will provide copies of all documents which it has incorporated into this Prospectus by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) without charge to each person, including any beneficial owner, to whom the Company has delivered this Prospectus, upon a written or oral request. The Company will also provide copies of this Prospectus, as amended or supplemented from time to time, any other documents (or parts of documents) that constitute part of the Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), or which Rule 428(b) under the Securities Act requires us to deliver, and its Annual Report to Stockholders, without charge to each such person, upon written or oral request. Such persons should direct all requests to:
Corporate Secretary
RHI Entertainment, Inc.
1325 Avenue of the Americas, 21st Floor
New York, New York 10019
Telephone: (212) 977-9001
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
A.	The Company’s prospectus dated June 17, 2008, filed in connection with the Company’s Registration Statement on Form S-1 (File No. 333-146098) on September 14, 2007, as amended (the “S-1 Registration Statement”).

B.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed on November 6, 2008 and for the quarterly period ended June 30, 2008, filed on August 7, 2008.

C.	The Company’s Current Report on Form 8-K for the events dated August 1, 2008, August 7, 2008, November 6, 2008, November 10, 2008 and November 25, 2008.

D.	The description of the Company’s common stock contained in the S-1 Registration Statement.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     RHI Entertainment, Inc. is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.
     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
     The Company’s amended and restated by-laws provides for indemnification of the officers and directors to the full extent permitted by applicable law.
Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.
     The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The Company hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 9, 2008.

RHI ENTERTAINMENT, INC.
By:	/s/ Robert A. Halmi, Jr.
Robert A. Halmi, Jr.
Chariman, President & Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below authorizes Henry S. Hoberman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-8 relating to the common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert A. Halmi, Jr.	Chariman, President & Chief Executive Officer	December 9, 2008
Robert A. Halmi, Jr.	(principal executive officer)

/s/ William J. Aliber	Chief Financial Officer	December 9, 2008
William J. Aliber	(principal financial and accounting officer)

/s/ Thomas M. Hudgins	Director	December 9, 2008
Thomas M. Hudgins

/s/ Michael B. Goldberg	Director	December 9, 2008
Michael B. Goldberg

/s/ Frank J. Loverro	Director	December 9, 2008
Frank J. Loverro

/s/ J. Daniel Sullivan	Director	December 9, 2008
J. Daniel Sullivan

/s/ Russel H. Givens, Jr.	Director	December 9, 2008
Russel H. Givens, Jr.

INDEX TO EXHIBITS

Exhibit	Description

4.1
Specimen common stock certificate of RHI Entertainment, Inc. (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-146098) filed on October 19, 2007)

4.2
RHI Entertainment, Inc. 2008 Incentive Award Plan (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed on August 7, 2008)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of KPMG LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)